EXHIBIT 99.1

Dot VN, Inc. Announces Strategic Partnership with Elliptical Mobile Solutions
To Offer Turn-Key Infrastructure Solutions for Data Center Projects in Vietnam

SAN DIEGO – August 31, 2009 – Dot VN, Inc., (http://www.DotVN.com) (OTCBB: DTVI), an Internet and Telecommunications Company and the exclusive online global domain name registrar for the Country of Vietnam, announced that it has entered into a strategic partnership with Elliptical Mobile Solutions, LLC (EMS) of Chandler, Ariz., a provider of high-tech solutions for the mobilization, operation, environmental protection and security of electronic equipment.

The centerpiece of the partnership is to bring turn-key infrastructure solutions for data center projects in Vietnam. EMS’ approach is a revolution in Internet data center design and management.  EMS product offerings integrate Tier III, and in some cases Tier IV, standard redundant infrastructure into a cost effective and energy efficient secure rack. Dot VN has the exclusive right to distribute these advanced Internet data center solutions in Vietnam and the non-exclusive right to distribute in Asia.

“Our newly formed partnership with EMS will allow us to offer a flexible, more powerful, energy efficient and streamlined solution to Internet data center construction and management across all sectors in Vietnam, including business, government and education,” said Thomas Johnson, CEO of Dot VN, Inc. “We look forward to commercializing this new energy efficient and scalable data center technology as we continue our work in becoming the leading Internet and telecommunications provider for Southeast Asia.”

EMS stationary and mobile data center units are a “first to market” product for all industries. Because the units are small, mobile and self-contained, they offer major cost-effectiveness including up to a 95 percent savings in capital investment, up to a 60 percent savings on operational costs, specifically electricity, and up to a 75 percent floor space savings. This is possible because EMS’ disruptive technology focuses on cooling, maintaining and protecting the data center equipment itself, not the room that houses the data center equipment. Current data center deployments require massive capital investments because of infrastructure, which must be done upfront in anticipation of growth. EMS’ rack level approach makes cost management and scalability possible because new servers, switches and storage devices can be added immediately on an “as needed” basis to an operating data center without disruption or up front investment by deploying an EMS rack.

Vietnam is the second fastest growing economy in the world, with a population of over 86 million people and a literacy rate over 90 percent.  The U.S.-based International Data Group (IDG) forecasts that the Vietnamese IT market’s spending will reach nearly U.S. $2.2 billion this year and over $3.5 billion in 2013 to become the IT market with the highest growth rate in Southeast Asia.

“I am very excited with our partnership with Dot VN to leverage their experience in introducing ‘Best of Breed Technologies’ into the Vietnam marketplace. I am confident that EMS products will bring dramatic cost savings in energy and capital expenditures to the Vietnam market. In addition, it will allow these companies to accelerate technology implementations on a 90-day timeframe instead of two-year horizons to build or retrofit traditional data centers,” said Elliptical Mobile Solutions CEO Bill Stockwell.

Elliptical Mobile Solutions, LLC is a research and development focused company that identifies deficiencies in the current state of technology and then offers realistic and commercially viable solutions to remedy those deficiencies. Engineering models are designed, built and tested within EMS facilities so that new concepts and system designs may be proven and perfected. EMS then forms partnerships and alliances with key individuals/business entities to convert the proven designs from engineering models into commercial offerings.

About the Company:

Dot VN, Inc. (www.DotVN.com) provides Internet and Telecommunication services for Vietnam.  Vietnam Internet Network Information Center ("VNNIC") awarded the Company an "exclusive long term contract" to be the first registrar to market and register its country code Top Level Domain ("ccTLD") of .VN (Vietnam) and Parking Page Marketing via the Internet.  Dot VN has established agreements with international ISPs (Internet service providers) along with over 100 top international domain resellers and over 90 Vietnamese domain resellers to commercialize ..VN.  Also, the Company is currently developing initiatives to offer Internet Data Center services and Wireless applications.

Forward-Looking Statements:

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to Dot VN or its management, identify forward-looking statements.  These statements are based on current expectations, estimates and projections about Dot VN’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Dot VN’s filings with the Securities and Exchange Commission.  Factors that could materially affect these forward-looking statements and/or predictions include, among other things: (i) our limited operating history; (ii) our ability to pay down existing debt; (iii) unforeseen costs and expenses; (iv) potential litigation with our shareholders, creditors and/or former or current investors; (v) Dot VN’s ability to comply with federal, state and local government regulations in the US and foreign countries; (vi) Dot VN’s ability to maintain current agreements with the government of Vietnam and enter into additional agreements with the government of Vietnam; and (vii) other factors over which we have little or no control.  In addition, such statements could be affected by risks and uncertainties related to product demand, market and customer acceptance, competition, pricing and development difficulties, as well as general industry and market conditions and growth rates and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and Dot VN does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.  Information on Dot VN’s website does not constitute a part of this release.

For more information, contact:

    Thomas M. Johnson, Chairman and CEO
    Dot VN, Inc.
    Phone: 858-571-2007 x14
    Email: Inquiries@DotVN.com
    Website: www.DotVN.com
    Register your .VN domains at:  www.VN

    Investor Relations:
    Investor Awareness, Inc.
    Tony Schor or Lindsay Kenoe, 847-945-2222
    Website: www.InvestorAwareness.com

    Media Contact:
    North Shore Public Relations, Inc.
    Renae Placinski, 847-945-4505
    Renae@NorthShorePR.com
    Website: www.NorthShorePR.com